Exhibit 99.1

Our Company

We are one of the world’s major music-based content companies. Our company is composed of two businesses: Recorded Music and Music Publishing. We believe we are the world’s third-largest recorded music company and also the world’s third-largest music publishing company. We are a global company, generating over half of our revenues in more than 50 countries outside of the United States. Warner Music Group generated revenues of $2,917 million for the twelve-month period ended December 31, 2013, and Warner Music Group generated Covenant EBITDA of $607 million for the twelve-month period ended December 31, 2013.

Our Recorded Music business produces revenue primarily through the marketing, sale and licensing of recorded music in various physical (such as CDs, LPs and DVDs) and digital (such as downloads and streaming services, including subscription) formats. We have one of the world’s largest and most diverse recorded music catalogs, including 30 of the top 100 best-selling albums in the United States of all time. Our Recorded Music business also benefits from additional revenue streams associated with artists, including merchandising, fanclubs, sponsorships, concert promotions and artist management, among other areas. We often refer to these rights as “artist services and expanded rights” and to the recording agreements which provide us with participations in such rights as “expanded-rights deals” or “360° deals.” Prior to intersegment eliminations, our Recorded Music business generated revenues of $2,423 million for the twelve-month period ended December 31, 2013.

Our Music Publishing business owns and acquires rights to musical compositions, exploits and markets these compositions and receives royalties or fees for their use. We publish music across a broad range of musical styles and hold rights in over one million copyrights. Prior to intersegment eliminations, our Music Publishing business generated revenues of $515 million for the twelve-month period ended December 31, 2013.

Our Business Strengths

We believe the following competitive strengths will enable us to grow our revenue and increase our margins and cash flow and to continue to generate recurring revenue through our diverse base of Recorded Music and Music Publishing assets:

Evergreen Catalog of Recorded Music and Music Publishing Content and Vibrant Roster of Recording Artists and Songwriters.

We believe the depth and quality of our Recorded Music and Music Publishing catalogs stand out with a collection of owned and controlled evergreen recordings and songs that generate steady cash flows. We believe these assets demonstrate our historical success in developing talent and will help to attract future talent in order to enable our continued success. We have been able to consistently attract, develop and retain successful recording artists and songwriters. Our talented artist and repertoire (“A&R”) teams are focused on finding and nurturing future successful recording artists and songwriters, as evidenced by our roster of recording artists and songwriters and our recent successes in our Recorded Music and Music Publishing businesses. With the acquisition of PLG, we have added a stable Recorded Music catalog with an attractive roster with strong new release potential. We believe our relative size, the strength and experience of our management team, our ability to respond to industry and consumer trends and challenges, our diverse array of genres, our large catalog of hit recordings and songs and our A&R skills will help us continue to generate steady cash flows.

Highly Diversified Revenue Base.

Our revenue base is derived largely from recurring sources such as our Recorded Music and Music Publishing catalogs and new recordings and songs from our roster of recording artists and songwriters. In any given year, only a small percentage of our total revenue depends on recording artists and songwriters without an established track record and our revenue base does not depend on any single recording artist, songwriter, recording or song. We have built a large and diverse catalog of recordings and songs that covers a wide breadth of musical styles, including pop, rock, jazz, classical, country, R&B, hip-hop, rap, reggae, Latin, alternative, folk, blues, gospel and other Christian music. We are a significant player in each of our major geographic regions. In addition, our acquisition of PLG has increased our capacity in local repertoire in Europe. Continuing to enter into additional expanded-rights deals will further diversify the revenue base of our Recorded Music business.

Flexible Cost Structure with Low Capital Expenditure Requirements.

We have a highly variable cost structure, with substantial discretionary spending and minimal capital requirements beyond improving our IT infrastructure. We have contractual flexibility with regard to the timing and amounts of advances paid to recording artists and songwriters as well as discretion regarding future investment in new recording artists and songwriters, which allows us to respond to changing industry conditions. Our significant discretion with regard to the timing and expenditure of variable costs provides us with considerable flexibility in managing our expenses. In addition, our capital maintenance expenditure requirements are predictable. Recently we have made investments to improve our systems and technology platform to enable us to be more agile, innovative and artist-friendly. We had an increased level of capital expenditures in fiscal years 2011 and 2012 as a result of several planned IT infrastructure projects, including the delivery of an SAP enterprise resource planning application in the United States for fiscal year 2011 and improvements to our royalty systems for fiscal year 2012. In order to improve operating efficiency, we have begun to develop a long-term capital expenditure plan to upgrade our IT systems, which led to increased levels of capital expenditures in fiscal years 2012 and 2013. We expect to continue increased levels of capital expenditures to upgrade our IT systems in fiscal 2014. We also continue to focus on cost control by seeking sensible opportunities to convert fixed costs to variable costs and continue to enhance our effectiveness, flexibility, structure and performance by reducing and realigning long-term costs. We continue to implement changes to better align our workforce with the changing nature of the music industry by continuing to shift resources from our physical sales channels to efforts focused on digital distribution and emerging technologies and other new revenue streams.

Continued Transition to Higher-Margin Digital Platforms.

We derive revenue from different digital business models and products, including digital downloads of single tracks and albums, digital streaming, including subscription services, and video streaming and downloads. When we refer to streaming services in this document, we also refer to subscription services. We have established ourselves as a leader in the music industry’s transition to the digital era by expanding our distribution channels through establishing a strong partnership portfolio and developing and enabling the development of innovative products and services, including Internet cloud-based services, to further leverage our content and rights. For the twelve-month period ended December 31, 2013, digital revenue represented approximately 38% of our total revenue.

We have integrated the development of innovative digital products and strategies throughout our business and established a culture of product innovation across our company. Through our digital initiatives we have established strong relationships with our customers and become a leader in the expanding worldwide digital music business. Due to the absence of certain costs associated with physical products, such as manufacturing, distribution, inventory and returns, we continue to experience higher margins on our digital product offerings than our physical product offerings.

Diversified, Growing and Higher-Margin Revenue Streams through Expanded-Rights Deals.

We have been expanding our relationships with recording artists to partner with them in other areas of their careers by entering into expanded-rights, or 360°, deals. Under these arrangements, we participate in sources of revenue outside of the recording artist’s record sales, such as live performances, merchandising, fan clubs, artist management and sponsorships. We believe we also have improved our sponsorship and branding opportunities in connection with PLG. These opportunities have allowed us, and we believe will continue to allow us, to further diversify our revenue base. The vast majority of these agreements are signed with recording artists in the early stages of their careers. As a result, we expect the revenue streams derived from these deals to increase in value over time as we help recording artists on our active global Recorded Music roster gain prominence.

Strong Management Team and Strategic Investor.

Our management team has continued to successfully implement our business strategy, including delivering strong results in our digital business, which, along with our efforts to diversify our revenue mix, are helping us transform our company. At the same time, management has remained vigilant in managing costs and maintaining financial flexibility. During fiscal 2013, our management team successfully completed the PLG Acquisition and related financing and completed a refinancing of our debt (the “2012 Refinancing”). In addition, since our acquisition by Access Industries in July 2011, we have benefited from our partnership with Access, which has provided us with strategic direction and planning support to help us manage the ongoing transition in the recorded music industry.

Our Strategy

We intend to increase revenues and cash flow through the following business strategies:

Attract, Develop and Retain Established and Emerging Recording Artists and Songwriters.

A critical element of our strategy is to find, develop and retain recording artists and songwriters who achieve long-term success, and we expect to enhance the value of our assets by continuing to attract and develop new recording artists and songwriters with staying power and market potential. Our A&R teams seek to sign talented recording artists, who will generate a meaningful level of revenues and increase the enduring value of our catalog on an ongoing basis. We also work to identify promising songwriters who write musical compositions that will augment the lasting value and stability of our music publishing catalog. We regularly evaluate our recording artist and songwriter rosters to ensure that we remain focused on developing the most promising and profitable talent and are committed to maintaining financial discipline in evaluating agreements with artists. We will also continue to evaluate opportunities to add to our catalog or acquire or make investments in companies engaged in businesses that are similar or complementary to ours on a selective basis.

Maximize the Value of Our Music Assets.

Our relationships with recording artists and songwriters, along with our recorded music and music publishing catalogs are our most valuable assets. We intend to continue to exploit the value of these assets through a variety of distribution channels, formats and products to generate significant cash flow from our music-based content. We believe that the ability to monetize our music-based content should improve over time as new distribution channels and the number of formats increase. We will seek to exploit the potential of previously under-monetized content in new channels, formats and product offerings. We will also continue to work with our partners to explore creative approaches and experiment with new deal structures and product offerings to take advantage of new distribution channels.

Capitalize on Digital Distribution.

The growth of digital formats should continue to produce new means for the distribution, exploitation and monetization of the assets of our Recorded Music and Music Publishing businesses. We believe that the continued development of legitimate online and mobile channels for the consumption of music-based content and increasing access to digital music services present significant promise and opportunity for the music industry. Digital tracks and albums and streaming services are reasonably priced for the consumer and offer a superior customer experience relative to illegal alternatives. Legitimate digital music is easy to use, fosters discovery, presents gift options, offers uncorrupted, high-quality song files and integrates seamlessly with popular portable music players such as Apple’s iPod/iPhone/iPad devices and smartphones which run on operating systems such as Google’s Android. Quarterly surveys conducted by NPD over the past four years show that legitimate digital music offerings are driving additional uptake from consumers. In these surveys, the size of the digital music consumer market—defined as consumers who bought digital music downloads and/or streamed music in the past three months—grew from a projected 87.5 million consumers in the second calendar quarter of 2010 to a projected 103.0 million consumers in the second calendar quarter of 2013, up 18% over the period. Separate research conducted by NPD in December 2012 reveals that key drivers of such uptake among U.S. Internet consumers age 13+ include ease of finding music through digital stores and services, download purchases made for portable/mobile devices, receipt of digital music gift cards and a greater level of comfort with buying music digitally for those who started buying or bought more digital songs and/or digital albums; and the ability to listen to unlimited music, access to a wide variety of music, convenience, and ease-of-use for those who started using streaming music services (free/ad-supported or paid subscriptions) in the year covered by the survey. We believe digital distribution will drive incremental Recorded Music catalog sales given the ability to offer enhanced presentation and searchability of our catalog.

We intend to continue to extend our global reach by executing deals with new partners and developing optimal business models that will enable us to monetize our content across various platforms, services and devices. In the United States, in the twelve months ending on September 30, 2013, our Recorded Music digital revenue exceeded physical revenue. Research conducted by NPD in August 2013 shows that a quarter of U.S. Internet consumers age 13+ used Pandora in the second quarter of 2013 and more than 20% used YouTube and about a third listened to music via dedicated on-demand audio streaming services like Spotify or Rhapsody, in the period covered by the survey. In addition, with the number of total smartphone subscribers in 54 key countries around the world expected to reach 2.4 billion by 2017, we expect that the mobile platform will represent an area of significant opportunity for music-based content. Figures from comScore’s June 2013 MobiLens data release show that the uptake of music among users of such phones is significant: three-month averages through June 2013 reflect that approximately half of existing smartphone users in the United States and 41% of their counterparts across five major European territories (the U.K., Germany, France, Spain and Italy) listened to music downloaded and stored or streamed on their handsets from services such as iTunes, Pandora, iHeartRadio, Deezer and Spotify, among other sources. We believe that demand for music-related products, services and applications that are optimized for smartphones as well as devices like Apple’s iPod/iPad will continue to grow with the continued development of these platforms.

Enter into Expanded-Rights Deals to Form Closer Relationships with Recording Artists and Capitalize on Revenues From Other Areas of the Music Industry.

Since the end of calendar 2005, we have successfully implemented a strategy of entering into expanded-rights deals with new recording artists. This strategy has allowed us to create closer relationships with our recording artists through our provision of additional artist services and greater financial alignment. Expanded-rights deals allow us to diversify our Recorded Music revenue streams and capitalize on ancillary revenues, from merchandising, fan clubs, sponsorship, concert promotion, and artist management, among other areas. As part of our strategy, we have built or acquired significant in-house resources to provide additional services to our recording artists and other recording artists. We believe artist services and expanded-rights deals will contribute to Recorded Music revenue growth over time.

Focus on Continued Management of Our Cost Structure.

We plan to continue to maintain a disciplined approach to cost management in our business and to pursue additional cost savings with a focus on aligning our cost structure with our strategy and optimizing the implementation of our strategy. As part of this focus, we will continue to monitor industry conditions to ensure that our business remains aligned with industry trends. We also plan to continue to aggressively shift resources from our physical sales channels to efforts focused on digital distribution and other new revenue streams. As digital revenue makes up a greater portion of total revenue, we plan to manage our cost structure accordingly. In addition, we will continue to look for opportunities to convert fixed costs to variable costs through realigning or outsourcing certain functions where these initiatives provided for effective additional cost savings. We are constantly monitoring our costs and seeking additional cost savings. As of the completion of our merger with an affiliate of Access on July 20, 2011, we targeted cost savings over the next nine fiscal quarters of $50 million to $65 million based on identified cost-savings initiatives and opportunities, including targeted savings expected to be realized as a result of shifting from a public to a private company, reduced expenses related to finance, legal and IT and reduced expenses related to certain planned corporate restructuring initiatives. The targeted cost-savings program was completed as of June 30, 2013, one quarter early, achieving savings in the high end of the estimated range. As discussed further in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2013, we believe PLG has meaningful operation overlap with our existing recorded music business and, as a result, we currently believe there are potential cost savings and other synergies of approximately $70 million available and we have undertaken a plan to achieve these cost savings.

Contain Digital Piracy.

Containing piracy is a major focus of the music industry and we, along with the rest of the industry, continue to take multiple measures through the development of new business models, technological innovation, litigation, education and the promotion of legislation and voluntary agreements to combat piracy, including filing civil lawsuits, participating in education programs, lobbying for tougher anti-piracy legislation and other initiatives to preserve the value of music copyrights. We expect that the effectiveness of technological measures to deter piracy will continue to improve including the ability to automate large-scale takedowns of infringing links, the identification of major brands advertising on rogue sites, sending notices via internet service providers (“ISPs”) to repeat infringers and website/domain blocking. We believe these actions and technologies, in addition to the expansive growth of legitimate online and mobile music offerings, will help to limit the revenue lost to digital piracy. Research conducted by IFPI shows that global piracy is on the decline, with the number of pirate users falling from over 30% of the global Internet population in July 2012 to 26% of the Internet population by February 2014.

Revolving Credit Agreement Amendment

On March 25, 2014, Warner Music Group received lender consent to an amendment (the “Revolving Credit Agreement Amendment”) to the credit agreement for its senior secured revolving credit facility (“Revolving Credit Facility”). The effectiveness of the Revolving Credit Agreement Amendment is subject to certain conditions precedent, including the offering of the notes. Upon effectiveness, the Revolving Credit Agreement Amendment will extend the maturity date of the Revolving Credit Facility to April 1, 2019 and modify the maximum leverage ratio in certain periods.

Additional Information

About Access Industries

All of Warner Music Group’s common stock is indirectly owned by Access and its affiliates. Access is a privately held, U.S.-based industrial group with long-term holdings worldwide. Access was founded in 1986 by its Chairman, Len Blavatnik. Access’ focus spans three key business sectors: natural resources and chemicals; media and telecommunications; and real estate.

Access’ holdings in the digital media sector currently include significant stakes in Perform Group (the online sports broadcaster), Acision (the leading mobile broadband and value added services provider), AINMT (mobile broadband services provider in Scandinavia), FanBridge (fan sites), Songkick (the second largest live music website after LiveNation), Tango (a mobile messaging service) and Deezer (a French web-based music streaming service).

Warner Music Group’s History and Corporate Information

Our history dates back to 1929, when Jack Warner, president of Warner Bros. Pictures, founded Music Publishers Holding Company (“MPHC”) to acquire music copyrights as a means of providing inexpensive music for films. Encouraged by the success of MPHC, Warner Bros. extended its presence in the music industry with the founding of Warner Bros. Records in 1958 as a means of distributing movie soundtracks and further utilizing actors’ contracts. For over 50 years, Warner Bros. Records has led the industry both creatively and financially with the discovery of many of the world’s biggest recording artists. Warner Bros. Records acquired Frank Sinatra’s Reprise Records in 1963. Our Atlantic Records label was launched in 1947 by Ahmet Ertegun and Herb Abramson as a small New York-based label focused on jazz and R&B and Elektra Records was founded in 1950 by Jac Holzman as a folk music label. Atlantic Records and Elektra Records were merged in 2004 to form the Atlantic Records Group. Warner Music Group is today home to a collection of record labels, including Asylum, Atlantic, Big Beat, East West, Elektra, Erato, Fueled by Ramen, Nonesuch, Parlophone, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros., Warner Classics, Warner Music Nashville and Word.

Since 1970, our international Recorded Music business has been responsible for the sale and marketing of our U.S. recording artists abroad as well as the discovery and development of international recording artists. Chappell & Intersong Music Group, including Chappell & Co., a company whose history dates back to 1811, was acquired in 1987, expanding our Music Publishing business. We continue to diversify our presence through acquisitions and joint ventures with various labels, such as the acquisition of a majority interest in Word Entertainment in 2002, our acquisition of Ryko in 2006, our acquisition of a majority interest in Roadrunner Music Group B.V. (“Roadrunner”) in 2007 (we also acquired the remaining interest in Roadrunner in 2010), the acquisition of music publishing catalogs and businesses, such as the Non-Stop Music production music catalog and our acquisition of Southside Independent Music Publishing in 2011.

Chappell & Intersong Music Group, including Chappell & Co., a company whose history dates back to 1811, was acquired in 1987, expanding our Music Publishing business. We continue to diversify our presence through acquisition and joint ventures with various labels, such as the acquisition of a majority interest in Word Entertainment (“Word”) in 2002, our acquisition of Ryko in 2006, our acquisition of a majority interest in Roadrunner Music Group B.V. (“Roadrunner”) in 2007 (we also acquired the remaining interest in Roadrunner in 2010) and the acquisition of music publishing catalogs and businesses, such as the Non-Stop Music production music catalog in 2007 and Southside Independent Music Publishing in 2011.

On July 20, 2011, Warner Music Group completed the merger with an affiliate of Access pursuant to which Access became the beneficial owner of 100% of our equity and our controlling shareholder.

Parlophone Label Group

On July 1, 2013, we completed the acquisition of PLG from Universal for £487 million subject to a closing working capital adjustment. PLG includes a broad range of some of the world’s best-known recordings and classic and contemporary artists spanning a wide array of musical genres. PLG is comprised of the historic Parlophone label and Chrysalis and Ensign labels in the UK, as well as EMI Classics and Virgin Classics, and EMI’s recorded music operations in Belgium, Czech Republic, Denmark, France, Norway, Poland, Portugal, Slovakia, Spain and Sweden. PLG’s artists currently under contract, or licensed to us, as well as historical artists no longer under contract but for which we retain rights include Air, Alain Souchon, Camille, Coldplay, Daft Punk, Danger Mouse, David Bowie, David Guetta, Deep Purple, Duran Duran, Eliza Doolittle, Gorillaz, Iron Maiden, Jean-Louis Aubert, Jethro Tull, Julien Clerc, Kylie Minogue, M. Pokora, Magic System, Pablo Alborán, Pink Floyd, Radiohead, Roxette, Tina Turner and Tinie Tempah, as well as many developing and up-and-coming artists. PLG’s EMI Classics and Virgin Classics brand names were not included with the PLG Acquisition. WMG has rebranded these businesses, respectively, as Warner Classics and Erato following the PLG Acquisition.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

Set forth below are summary historical consolidated financial and other data of Parent and certain financial data of Warner Music Group as of the dates and for the periods indicated. The summary historical consolidated financial data as of and for the fiscal years ended September 30, 2012 and September 30, 2013 and for the twelve months ended September 30, 2011 and for the period from October 1, 2011 to July 19, 2011 (Predecessor) and from July 20, 2011 to September 30, 2011 (Successor) were derived from audited consolidated financial statements which are incorporated by reference into this document from Parent’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013. The summary historical consolidated balance sheet data as of September 30, 2011 (Successor) and as of December 31, 2012 were derived from Parent’s audited financial statements not incorporated by reference or included herein. The summary historical financial and business segment data as of December 31, 2013 and for the three month periods ended December 31, 2013 and 2012 have been derived from Parent’s unaudited condensed consolidated financial statements which are incorporated by reference into this document from Parent’s Quarterly Report on Form 10-Q for the three months ended December 31, 2013, which have been prepared on a basis consistent with Parent’s audited consolidated financial statements. In the opinion of management, such unaudited consolidated financial data reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position of Parent and its subsidiaries for those periods. The statement of operations data for the twelve months ended December 31, 2013 have been derived by taking the historical audited combined statement of operations for the fiscal year ended September 30, 2013, less the historical unaudited combined statement of operations for the three months ended December 31, 2012, plus the historical unaudited combined statement of operations for the three months ended December 31, 2013. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The financial data set forth below are not necessarily indicative of future results of operations. This data should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Parent’s financial statements and notes thereto incorporated by reference into this document from Parent’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 and Parent’s Quarterly Report on Form 10-Q for the three months ended December 31, 2013. The financial data set forth below reflects the historical results of Parent and certain financial data of Warner Music Group.

	Predecessor	Successor		Successor				Twelve Months Ended December 31,
	For the periods from		Combined	Year Ended September 30,		Three Months Ended December 31,
(in millions)	October 1, 2010 to July 19, 2011	July 20, 2011 to September 30, 2011	2011	2012	2013	2012	2013	2013
	(audited)		(unaudited)	(audited)		(unaudited)		(unaudited)
Statement of Operations Data:
Revenues	$2,315	$554	$2,869	$2,780	$2,871	$769	$815	$2,917
Interest expense, net(1)	(151)	(62)	(213)	(225)	(203)	(53)	(55)	(205)
Net (loss) income	(175)	(31)	(206)	(109)	(194)	(79)	(36)	(151)
Net loss attributable to Parent	(174)	(31)	(205)	(112)	(198)	(80)	(37)	(155)
Balance Sheet Data (at period end):
Cash and equivalents		$154		$302	$155	$189	$129	$129
Total assets		5,380		5,278	6,252	5,199	6,288	6,288
Total debt principal (including current portion of long-term debt)(2)		2,165		2,165	2,888	2,246	2,946	2,946
Total equity		1,082		944	743	864	698	698
Cash Flow Data:
Net cash (used in) provided by:
Operating activities	$12	$(64)	$(52)	$209	$159	$(10)	$(52)	$117
Investing activities	(155)	(1,292)	(1,447)	(58)	(808)	(15)	(26)	(819)
Financing activities	5	1,199	1,204	(3)	511	(86)	54	651
Other Financial Data (unaudited):
OIBDA(3)	$209	$81	$290	$353	$333	$112	$93	$314
Depreciation & amortization	211	47	258	244	258	61	78	275
Capital expenditures	(37)	(11)	(48)	(32)	(34)	(7)	(12)	(39)
Free Cash Flow(4)	(143)	(78)	(221)	151	(649)	(25)	(78)	(702)

Twelve Months Ended December 31, 2013
(unaudited)
Financial Data of Warner Music Group
Covenant EBITDA(5)	$607
Ratio of Net Senior Secured Debt to Covenant EBITDA(6)	3.04
Ratio of Net Debt to Covenant EBITDA(7)	4.39
Ratio of Covenant EBITDA to Interest expense, net	3.30

(1)	As a result of the Transactions, our annual cash paid for interest will decrease. For example, for the twelve months ended December 31, 2013, our pro forma cash paid for interest would have been approximately $142 million (assuming that the Transactions were consummated as of January 1, 2013 and not including charges/expenses associated with the Transactions), assuming a weighted average interest rate of approximately 6% for the notes offered, compared to cash paid for interest for the twelve months ended December 31, 2012 of $182 million (assuming that the Transactions were consummated on January 1, 2012 and not including charges/expenses associated with the Transactions). An increase/decrease of 0.125% in the assumed weighted average interest rate would lead to a $1 million increase/decrease of pro forma cash paid for interest for the twelve months ended December 31, 2013.
(2)	Includes $150 million in aggregate principal amount of Holdings Notes.
(3)	We evaluate our operating performance based on several factors, including our primary financial measure of operating income (loss) before non-cash depreciation of tangible assets, non-cash amortization of intangible assets and non-cash impairment charges to reduce the carrying value of goodwill and intangible assets (which we refer to as “OIBDA”). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, including the ability to provide cash flows to service debt. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss) and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In addition, our definition of OIBDA may differ from similarly titled measures used by other companies. The following is a reconciliation of OIBDA to operating income (loss) from continuing operations and further provides the components from operating income (loss) from continuing operations to net income (loss):

	Predecessor	Successor		Successor				Twelve Months Ended December 31,
	For the periods from		Combined	Fiscal Year Ended September 30,		Three Months Ended December 31
(in millions)	October 1, 2010 to July 19, 2011	July 20, 2011 to September 30, 2011	2011	2012	2013	2012	2013	2013
	(unaudited)
OIBDA:	$209	$81	$290	$353	$333	$112	$93	$314
Depreciation expense	(33)	(9)	(42)	(51)	(51)	(13)	(12)	(50)
Amortization expense	(178)	(38)	(216)	(193)	(207)	(48)	(66)	(225)

Operating income (loss)	(2)	34	32	109	75	51	15	39
Interest expense, net	(151)	(62)	(213)	(225)	(203)	(53)	(55)	(205)
Loss on extinguishment of debt	—	—	—	—	(85)	(83)	—	(2)
Other income (expense), net	5	—	5	8	(12)	(5)	(4)	(11)

Income (loss) before income taxes	(148)	(28)	(176)	(108)	(225)	(90)	(44)	(179)
Income tax (expense) benefit	(27)	(3)	(30)	(1)	31	11	8	28

Net income (loss)	(175)	(31)	(206)	(109)	(194)	(79)	(36)	(151)
Less: (income) loss attributable to noncontrolling interest	1	—	1	(3)	(4)	(1)	(1)	(4)

Net income (loss) attributable to Parent	$(174)	$(31)	$(205)	$(112)	$(198)	$(80)	$(37)	$(155)

(4)	Free Cash Flow reflects our cash flow provided by operating activities less capital expenditures and cash paid or received for investments. We use Free Cash Flow, among other measures, to evaluate our operating performance, and believe Free Cash Flow provides investors with an important perspective on the cash available to service debt, fund ongoing operations and working capital needs, make strategic acquisitions and investments and pay any dividends or fund any repurchases of outstanding debt securities in open market purchases, privately negotiated purchases or otherwise. We believe the presentation of Free Cash Flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, Free Cash Flow is also a primary measure used externally by investors and analysts for purposes of valuation and comparing our operating performance to other companies in our industry. The following is a reconciliation of net cash (used in) provided by operating activities to Free Cash Flow:

	Predecessor	Successor	Combined	Successor				Twelve Months Ended December 31,
	For the periods from			Fiscal Year Ended September 30,		Three Months Ended December 31,
(in millions)	October 1, 2010 to July 19, 2011	July 20, 2011 to September 30, 2011	2011	2012	2013	2012	2013	2013
	(unaudited)
Net cash (used in) provided by operating activities	$12	$(64)	$(52)	$209	$159	$(10)	$(52)	$117
Less: Capital expenditures	37	11	48	32	34	7	12	39
Less: Net cash paid for investments	118	3	121	26	774	8	14	780

Free Cash Flow	$(143)	$(78)	$(221)	$151	$(649)	$(25)	$(78)	$(702)

(5)	Covenant EBITDA as presented herein is a financial measure defined in the indenture governing the Existing Senior Secured Notes as “EBITDA”. Covenant EBITDA differs from the term “EBITDA” as it is commonly used. For example, the definition of Covenant EBITDA, in addition to adjusting net income to exclude interest expense, income taxes, and depreciation and amortization, also adjusts net income by excluding items or expenses not typically excluded in the calculation of “EBITDA” such as, among other items, (1) the amount of any restructuring charges or reserves; (2) any non-cash charges (including any impairment charges); (3) any net loss resulting from hedging currency exchange risks; (4) the amount of management, monitoring, consulting and advisory fees paid to Access under the management agreement (as defined in the indenture governing the Existing Senior Secured Notes); (5) business optimization expenses (including consolidation initiatives, severance costs and other costs relating to initiatives aimed at profitability improvement) and (6) stock-based compensation expense and also includes an add-back for certain projected cost savings and synergies.

The following is a reconciliation of net income (loss) of Warner Music Group to Covenant EBITDA. For a discussion of the difference between financial information of Parent included herein and financial information of Warner Music Group, see “Basis of Presentation”:

Twelve Months Ended December 31, 2013
(unaudited)
Net Loss	$(130)
Income tax expense	(28)
Interest expense, net	186
Depreciation and amortization	276
Restructuring costs(a)	36
Net hedging and foreign exchange losses(b)	9
Management fees(c)	8
Transaction costs(d)	72
Business optimization expenses(e)	12
Pro forma savings(f)	64
Loss on extinguishment of debt(g)	2
Share-based compensation expenses(h)	22
Other non-cash charges(i)	3
Pro forma impact of specified transactions(j)	75

Covenant EBITDA	$607

(a)	Reflects severance costs and other restructuring related expenses.
(b)	Reflects net losses from hedging activities and realized losses due to foreign exchange.
(c)	Reflects management fees paid to Access, including an annual fee and related expenses (excludes expenses reimbursed related to certain consultants with full-time roles at the Company).
(d)	Reflects costs mainly related to the Company’s participation in the EMI sales process, including the subsequent regulatory review, as well as other integration and other nonrecurring costs related to the PLG Acquisition.
(e)	Reflects primarily costs associated with IT systems updates.
(f)	Reflects net cost savings and synergies projected to result from actions taken or expected to be taken no later than twelve (12) months after the end of such period (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of the period for which Covenant EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions during the twelve months ended December 31, 2013 as well as expected pro forma savings related to our acquisition of PLG. Pro forma savings reflected in the table above related to PLG reflect a portion, approximately $63 million, of the previously announced targeted savings following the PLG Acquisition of approximately $70 million (less already achieved savings of approximately $7 million). See “Risk Factors—Risks Related to Our Business—We have engaged in substantial restructuring activities in the past, and may need to implement further restructurings in the future and our restructuring efforts may not be successful or generate expected cost savings.”
(g)	Reflects loss incurred on the early extinguishment of our debt incurred as part of the June 2013 debt repayment.
(h)	Reflects compensation expense related to the Warner Music Group Corp. Senior Management Free Cash Flow Plan.
(i)	Reflects all non-cash charges not included in other items above, including but not limited to impairment and purchase accounting charges.
(j)

Reflects the $75 million impact for the PLG Acquisition as if the specified transaction had occurred on the first day of the December 31, 2013 measurement period, including sales of PLG repertoire outside PLG acquired territories and intercompany royalty revenue recognized by the acquired PLG entities for sales outside PLG acquired territories, but does not reflect the licensing fee retained and related direct costs incurred by the selling territory. The Company currently distributes PLG repertoire through its own entities in these non-PLG territories following the PLG Acquisition. Does not reflect the actual results related to PLG already included in the consolidated statements of operations since the date of the PLG Acquisition or targeted savings related to PLG included in (f) above.

(6)	Net senior secured debt reflects $1,976 million aggregate principal amount of our Term Loans and Existing Senior Secured Notes outstanding as of December 31, 2013, less cash and short-term investments. Net senior secured debt does not reflect outstanding borrowings under our Revolving Credit Facility.
(7)	Net Debt is total debt of Warner Music Group less cash and equivalents and short-term investments of Warner Music Group. Net Debt is a non-GAAP financial measure.

	Predecessor	Successor		Successor				Twelve Months Ended December 31,
	For the periods from		Combined	Fiscal Year Ended September 30,		Three Months Ended December 31,
(in millions)	October 1, 2010 to July 19, 2011	July 20, 2011 to September 30, 2011	2011	2012	2013	2012	2013	2013
	(audited)		(unaudited)	(audited)		(unaudited)		(unaudited)
Business Segment Data:
Recorded Music
Revenues	$1,890	$457	$2,347	$2,281	$2,389	$657	$691	$2,423
OIBDA	238	49	287	289	270	114	93	249
PLG Professional Fees and Integration costs						—	20
PLG Restructuring Costs						—	7
Adjusted OIBDA						$114	$120
Recorded Music OIBDA Margin						17%	13%
Recorded Music Adjusted OIBDA Margin						17%	17%
Depreciation and amortization expense	(141)	(31)	(172)	(163)	(178)	(40)	(58)	(196)
Operating income (from continuing operations)	$97	$18	$115	$126	$92	$74	$35	$53
Music Publishing
Revenues	$436	$103	$539	$518	$503	$116	$128	$515
OIBDA	92	50	142	146	148	16	19	151
PLG Professional Fees and Integration costs						—	—
PLG Restructuring Costs						—	—
Adjusted OIBDA						$16	$19
Music Publishing OIBDA Margin						14%	15%
Music Publishing Adjusted OIBDA Margin						14%	15%
Depreciation and amortization expense	(62)	(12)	(74)	(67)	(67)	(17)	(17)	(67)
Operating income (from continuing operations)	$30	$38	$68	$79	$81	$(1)	$2	$84
Corporate expenses and eliminations
Revenues	$(15)	$(4)	$(19)	$(19)	$(21)	$(4)	$(4)	$(21)
OIBDA	(121)	(18)	(139)	(82)	(85)	(18)	(19)	(86)
Depreciation and amortization expense	(8)	(4)	(12)	(14)	(13)	(4)	(3)	(12)
Operating (loss) (from continuing operations)	$(129)	$(22)	$(151)	$(96)	$(98)	$(22)	$(22)	$(98)
Total
Revenues	$2,311	$556	$2,867	$2,780	$2,871	$769	$815	$2,917
OIBDA	209	81	290	353	333	112	93	314
PLG Professional Fees and Integration costs						—	20
PLG Restructuring Costs						—	7
Adjusted OIBDA						$112	$120
Total OIBDA Margin						15%	11%
Total Adjusted OIBDA Margin						15%	15%
Depreciation and amortization expense	(211)	(47)	(258)	(244)	(258)	(61)	(78)	(275)
Operating income (from continuing operations)	$(2)	$34	$32	$109	$75	$51	$15	$39

RISK FACTORS

Risks Related to Our Business

The recorded music industry has been declining and may continue to decline, which may adversely affect our prospects and our results of operations.

The industry has experienced negative growth rates on a global basis since 1999 and the worldwide recorded music market has contracted considerably. Illegal downloading of music, CD-R piracy, industrial piracy, economic recession, bankruptcies of record wholesalers and retailers, and growing competition for consumer discretionary spending and retail shelf space may have all contributed to the decline in the recorded music industry. Additionally, the period of growth in recorded music sales driven by the introduction and penetration of the CD format has long ended. While CD sales still generate a significant portion of the recorded music revenues globally, CD sales continue to decline industry-wide and we expect that trend to continue. However, new formats for selling recorded music product have been created, including the legal downloading of digital music and the distribution of music on mobile devices and revenue streams from these new channels have emerged. These new digital revenue streams are important as they are partially offsetting declines in physical sales and represent a growing area of our Recorded Music business. In addition, we are also taking steps to broaden our revenue mix into growing areas of the music business, including sponsorship, fan clubs, artist websites, merchandising, touring, concert promotion, ticketing and artist management. As our expansion into these new areas is fairly recent, we cannot determine how our expansion into these new areas will impact our business. While there are signs of industry stabilization, results vary by territory and continue to fluctuate year to year. While the IFPI reported that global recorded music industry revenues grew 0.2% in 2012, the first time in 13 years the industry grew year-over-year, global industry revenue dropped 3.9% in 2013 as a result of steep declines in Japan. Excluding Japan, global industry revenue was largely flat in 2013, down 0.1%. IFPI also noted that in 2013, Europe saw growth for the first time in 12 years, with all five top markets—France, Germany, Italy, Netherlands and the UK—seeing an increase in revenues. According to the RIAA, the estimated retail value of the U.S. recorded music industry unit sales declined by only 0.3% in 2013, and declined by 0.9% in 2012, two consecutive years which show a marked improvement versus a decade of steep declines prior to 2011. However, the industry continues to be negatively impacted as a result of ongoing digital piracy and the transition from physical to digital sales in the recorded music business. Accordingly, the recorded music industry performance may continue to negatively impact our operating results. While it is believed within the recorded music industry that growth in digital sales will re-establish a growth pattern for recorded music sales, the timing of the recovery cannot be established with accuracy nor can it be determined how these changes will affect individual markets. A declining recorded music industry is likely to lead to reduced levels of revenue and operating income generated by our Recorded Music business. Additionally, a declining recorded music industry is also likely to have a negative impact on our Music Publishing business, which generates a significant portion of its revenues from mechanical royalties attributable to the sale of music in CD and other physical recorded music formats. Digital downloads remain a key revenue stream for the recorded music industry. According to IFPI, digital downloads accounted for 67% of digital revenues in 2013. Streaming revenue, which includes revenue from subscription services, accounted for 27% of digital revenues in 2013, up from 14% in 2011. Although revenues from digital downloads fell slightly by 2.1% in 2013, the decline was offset by an increase in streaming revenue, helping digital revenues grow by 4.3%. We believe these trends have far more to do with the increase in Google’s Android device user base as compared to Apple’s iOS device user base than they have to do with streaming services “cannibalizing” download services. Streaming models comprise a range of margins. For some streaming models, our margins are superior to those for downloads and for others, our margins are slightly less. We expect these trends to continue to impact our results for the foreseeable future.

There may be downward pressure on our pricing and our profit margins and reductions in shelf space.

There are a variety of factors that could cause us to reduce our prices and reduce our profit margins. They are, among others, price competition from the sale of motion pictures and videogames in physical and digital formats, the negotiating leverage of mass merchandisers, big-box retailers and distributors of digital music, the increased costs of doing business with mass merchandisers and big-box retailers as a result of complying with operating procedures that are unique to their needs and any changes in costs associated with new digital formats. In addition, we are currently dependent on a small number of leading digital music services, which allows them to significantly influence the prices we can charge in connection with the distribution of digital music. Over the course of the last decade, U.S. mass-market and other stores’ share of U.S. physical music sales has continued to grow. While we cannot predict how future competition will impact music retailers, as the music industry continues to transform it is possible that the share of music sales by a small number of leading mass-market retailers such as Wal-Mart and Target and digital music services such as Apple’s iTunes and Google Play will continue to grow, which could further increase their negotiating leverage and put pressure on profit margins. See “—We are substantially dependent on a limited number of digital music services, in particular Apple’s iTunes Music Store, for the online sale of our music recordings and they are able to significantly influence the pricing structure for online music stores.”

Our prospects and financial results may be adversely affected if we fail to identify, sign and retain artists and songwriters and by the existence or absence of superstar releases and by local economic conditions in the countries in which we operate.

We are dependent on identifying, signing and retaining recording artists with long-term potential, whose debut albums are well received on release, whose subsequent albums are anticipated by consumers and whose music will continue to generate sales as part of our catalog for years to come. The competition among record companies for such talent is intense. Competition among record companies to sell records is also intense and the marketing expenditures necessary to compete have increased as well. We are also dependent on signing and retaining songwriters who will write the hit songs of today and the classics of tomorrow. Our competitive position is dependent on our continuing ability to attract and develop artists whose work can achieve a high degree of public acceptance. Our financial results may be adversely affected if we are unable to identify, sign and retain such artists under terms that are economically attractive to us. Our financial results may also be affected by the existence or absence of superstar artist releases during a particular period. Some music industry observers believe that the number of superstar acts with long-term appeal, both in terms of catalog sales and future releases, has declined in recent years. Additionally, our financial results are generally affected by the worldwide economic and retail environment, as well as the appeal of our Recorded Music catalog and our Music Publishing library.

We may have difficulty addressing the threats to our business associated with home copying and digital downloading.

The combined effect of the decreasing cost of electronic and computer equipment and related technology such as CD burners and the conversion of music into digital formats have made it easier for consumers to obtain and create unauthorized copies of our recordings in the form of, for example, “burned” CDs and MP3 files. For example, about 95% of the music downloaded in 2008, or more than 40 billion files, were illegal and not paid for, according to IFPI’s 2009 Digital Music Report. Separately, data provided by comScore/Nielsen and cited by IFPI in IFPI’s 2014 Digital Music Report indicates that more than a quarter of Internet users globally (26%) still access unauthorized digital sites/services on desktop-based devices on a regular basis. In addition, while growth of music-enabled mobile consumers offers distinct opportunities for music companies such as ours, it also opens the market up to risks from behaviors such as “sideloading” and mobile app-based downloading of unauthorized content and illegitimate user-created ringtones. A substantial portion of our revenue comes from the sale of audio products that are potentially subject to unauthorized consumer copying and widespread digital dissemination without an economic return to us. The impact of digital piracy on legitimate music sales is hard to quantify but we believe that illegal filesharing has a substantial negative impact on music sales. We are working to control this problem in a variety of ways including by litigation, by lobbying governments for new, stronger copyright protection laws and more stringent enforcement of current laws, through graduated response programs achieved through cooperation with ISPs and legislation being advanced or considered in many countries, through technological measures and by enabling legitimate new media business models. We cannot give any assurances that such measures will be effective. If we fail to obtain appropriate relief through the judicial process or the complete enforcement of judicial decisions issued in our favor (or if judicial decisions are not in our favor), if we are unsuccessful in our efforts to lobby governments to enact and enforce stronger legal penalties for copyright infringement or if we fail to develop effective means of protecting our intellectual property (whether copyrights or other rights such as patents, trademarks and trade secrets) or our entertainment-related products or services, our results of operations, financial position and prospects may suffer.

Organized industrial piracy may lead to decreased sales.

The global organized commercial pirate trade is a significant threat to content industries, including the music sector. A 2011 study by Frontier Economics cited by IFPI, estimates that digitally pirated music, movies and software is valued at $30 billion to $75 billion and IFPI’s 2014 Digital Music Report valued advertising revenues generated by piracy sites at $227 million. In addition, a 2010 economic study conducted by Tera Consultants in Europe found that if left unabated, digital piracy could result in an estimated loss of 240 billion Euros in retail revenues for the creative industries—including music—in Europe over the period from 2008 to 2015. Unauthorized copies and piracy have contributed to the decrease in the volume of legitimate sales. They have had, and may continue to have, an adverse effect on our business.

Legitimate channels for digital distribution of our creative content are a fairly recent development, and their impact on our business is unclear and may be adverse.

We have positioned ourselves to take advantage of online and mobile technology as a sales distribution channel and believe that the continued development of legitimate channels for digital music distribution holds promise for us in the future. Digital revenue streams of all kinds are important to offset continued declining revenue from physical CD sales industry-wide over time. However, legitimate channels for digital distribution are a fairly recent development and we cannot predict their impact on our business. In digital formats, certain costs associated with physical products such as manufacturing, distribution, inventory and return costs do not apply. Partially eroding that benefit are increases in mechanical copyright royalties payable to music publishers that only apply in the digital space. While there are some digital-specific variable costs and infrastructure investments necessary to produce, market and sell music in digital formats, we believe it is reasonable to expect that we will generally derive a higher contribution margin from digital sales than physical sales. However, we cannot be sure that we will generally continue to achieve higher margins from digital sales especially as an ever greater percentage of our digital revenue comes from sources other than downloads. Any legitimate digital distribution channel that does develop may result in lower or less profitable sales for us than comparable physical sales. In addition, the transition to greater sales through digital channels has introduced uncertainty regarding the potential impact of the “unbundling” of the album on our business. It remains unclear how consumer behavior will continue to change when customers are faced with more opportunities to purchase or stream only favorite tracks from a given album rather than purchase the entire album. In addition, if piracy continues unabated and legitimate digital distribution channels fail to continue to gain consumer acceptance, our results of operations could be harmed. Furthermore, as new distribution channels continue to develop, we may have to implement systems to process royalties on new revenue streams for potential future distribution channels that are not currently known. These new distribution channels could also result in increases in the number of transactions that we need to process. If we are not able to successfully expand our processing capability or introduce technology to allow us to determine and pay royalty amounts due on these new types of transactions in a timely manner, we may experience processing delays or reduced accuracy as we increase the volume of our digital sales, which could have a negative effect on our relationships with artists and brand identity.

We are substantially dependent on a limited number of digital music services, in particular Apple’s iTunes Music Store, for the online sale of our music recordings and they are able to significantly influence the pricing structure for online music stores.

We derive an increasing portion of our revenues from sales of music through digital distribution channels. We are currently dependent on a small number of leading digital music services that sell consumers digital music. Currently, the largest U.S. online music store, iTunes, typically charges U.S. consumers prices ranging from $0.69 to $1.29 per single-track download. We have limited ability to increase our wholesale prices to digital service providers for digital downloads as Apple’s iTunes controls 65%-75% of the legitimate digital music track download business in the United States according to third-party estimates. If Apple’s iTunes were to adopt a lower pricing model or if there were structural change to other download pricing models, we may receive substantially less per download for our music, which could cause a material reduction in our revenues, unless it is offset by a corresponding increase in the number of downloads. Additionally, Apple’s iTunes and other digital music services at present accept and make available for sale all the recordings that we and other distributors deliver to them. However, if digital music services in the future decide to limit the types or amount of music they will accept from music-based content owners like us, our revenues could be significantly reduced.

Our involvement in intellectual property litigation could adversely affect our business.

Our business is highly dependent upon intellectual property, an area that has encountered increased litigation in recent years. If we are alleged to infringe the intellectual property rights of a third party, any litigation to defend the claim could be costly and would divert the time and resources of management, regardless of the merits of the claim. There can be no assurance that we would prevail in any such litigation. If we were to lose a litigation relating to intellectual property, we could be forced to pay monetary damages and to cease the sale of certain products or the use of certain technology. Any of the foregoing may adversely affect our business.

Due to the nature of our business, our results of operations and cash flows may fluctuate significantly from period to period.

Our net sales, operating income and profitability, like those of other companies in the music business, are largely affected by the number and quality of albums that we release or that include musical compositions published by us, timing of release schedules and, more importantly, the consumer demand for these releases. We also make advance payments to recording artists and songwriters, which impact our operating cash flows. The timing of album releases and advance payments is largely based on business and other considerations and is made without regard to the impact of the timing of the release on our financial results. We report results of operations quarterly and our results of operations and cash flows in any reporting period may be materially affected by the timing of releases and advance payments, which may result in significant fluctuations from period to period. For example, in fiscal year 2014, the schedule of our releases is more heavily weighted toward the third and fourth quarters. As a result, we had relatively lower revenues for the first quarter and expect to have relatively lower revenues for the second quarter. In addition, certain accounting policy differences between us and PLG mean that we recognize related PLG revenue later than under PLG’s previous accounting policies, and we expect that such timing differences will impact our results in fiscal 2014.

We may be unable to compete successfully in the highly competitive markets in which we operate and we may suffer reduced profits as a result.

The industries in which we operate are highly competitive, have experienced ongoing consolidation among major music companies, are based on consumer preferences and are rapidly changing. Additionally, they require substantial human and capital resources. We compete with other recorded music companies and music publishers to identify and sign new recording artists and songwriters who subsequently achieve long-term success and to renew agreements with established artists and songwriters. In addition, our competitors may from time to time increase the amounts they spend to lure, or to market and promote, recording artists and songwriters or reduce the prices of their products in an effort to expand market share. We may lose business if we are unable to sign successful recording artists or songwriters or to match the prices of the products offered by our competitors. Our Recorded Music business competes not only with other recorded music companies, but also with the recorded music efforts of live events companies and recording artists who may choose to distribute their own works. Our Music Publishing business competes not only with other music publishing companies, but also with songwriters who publish their own works. Our Recorded Music business is to a large extent dependent on technological developments, including access to and selection and viability of new technologies, and is subject to potential pressure from competitors as a result of their technological developments. For example, our Recorded Music business may be further adversely affected by technological developments that facilitate the piracy of music, such as Internet peer-to-peer filesharing and CD-R activity, by an inability to enforce our intellectual property rights in digital environments and by a failure to develop successful business models applicable to a digital environment. The Recorded Music business also faces competition from other forms of entertainment and leisure activities, such as cable and satellite television, motion pictures and videogames in physical and digital formats.

Consolidation in our industry may materially and adversely affect our ability to compete.

On September 28, 2012, Universal announced that it had closed its acquisition of EMI’s recorded music division following clearance of the deal by the U.S. Federal Trade Commission and the European Commission. The acquisition combined the first and fourth largest record companies to increase the size of Universal, which was already the world’s largest record company.

On June 29, 2012 Sony Corporation of America (an affiliate of Sony/ATV), in conjunction with the Estate of Michael Jackson, Mubadala Development Company PJSC, Jynwel Capital Limited, the Blackstone Group’s GSO Capital Partners LP and David Geffen announced that it had closed its acquisition of EMI’s music publishing division following clearance of the deal by the U.S. Federal Trade Commission and the European Commission. The acquisition combined the second and fourth largest music publishing companies to create the world’s largest music publishing company.

There may in the future be additional mergers and acquisitions and changes in our industry, including those in which we may in the future participate and those that may be undertaken by others. Universal’s acquisition of the recorded music division of EMI and Sony’s acquisition of the music publishing division of EMI, as well as any further industry consolidation, have and will continue to substantially alter the competitive landscape, and could materially and adversely affect our ability to compete, as well as our business and results of operations, and result in changes to our corporate or business strategy. We regularly assess and explore our strategic position and ways to enhance our competitiveness, including the possibilities for the acquisition of strategic assets sold by competitors in our industry or our participation in merger activity with other industry participants.

Our business operations in some foreign countries subject us to trends, developments or other events which may affect us adversely.

We are a global company with strong local presences, which have become increasingly important as the popularity of music originating from a country’s own language and culture has increased in recent years. Our mix of national and international recording artists and songwriters provides a significant degree of diversification for our music portfolio. However, our creative content does not necessarily enjoy universal appeal. As a result, our results can be affected not only by general industry trends, but also by trends, developments or other events in individual countries, including:

•	limited legal protection and enforcement of intellectual property rights;

•	restrictions on the repatriation of capital;

•	fluctuations in interest and foreign exchange rates;

•	differences and unexpected changes in regulatory environment, including environmental, health and safety, local planning, zoning and labor laws, rules and regulations;

•	varying tax regimes which could adversely affect our results of operations or cash flows, including regulations relating to transfer pricing and withholding taxes on remittances and other payments by subsidiaries and joint ventures;

•	exposure to different legal standards and enforcement mechanisms and the associated cost of compliance;

•	difficulties in attracting and retaining qualified management and employees or rationalizing our workforce;

•	tariffs, duties, export controls and other trade barriers;

•	longer accounts receivable settlement cycles and difficulties in collecting accounts receivable;

•	recessionary trends, inflation and instability of the financial markets;

•	higher interest rates; and

•	political instability.

We may not be able to insure or hedge against these risks, and we may not be able to ensure compliance with all of the applicable regulations without incurring additional costs. Furthermore, financing may not be available in countries with less than investment-grade sovereign credit ratings. As a result, it may be difficult to create or maintain profit-making operations in developing countries.

In addition, our results can be affected by trends, developments and other events in individual countries. There can be no assurance that in the future other country-specific trends, developments or other events will not have such a significant adverse effect on our business, results of operations or financial condition. Unfavorable conditions can depress sales in any given market and prompt promotional or other actions that affect our margins.

Our business may be adversely affected by competitive market conditions and we may not be able to execute our business strategy.

We expect to increase revenues and cash flow through a business strategy which requires us, among other things, to continue to maximize the value of our music assets, to significantly reduce costs to maximize flexibility and adjust to new realities of the market, to continue to act to contain digital piracy and to diversify our revenue streams into growing segments of the music business by entering into expanded-rights deals with recording artists and by operating our artist services businesses and to capitalize on digital distribution and emerging technologies.

Each of these initiatives requires sustained management focus, organization and coordination over significant periods of time. Each of these initiatives also requires success in building relationships with third parties and in anticipating and keeping up with technological developments and consumer preferences and may involve the implementation of new business models or distribution platforms. The results of our strategy and the success of our implementation of this strategy will not be known for some time in the future. If we are unable to implement our strategy successfully or properly react to changes in market conditions, our financial condition, results of operations and cash flows could be adversely affected.

Our ability to operate effectively could be impaired if we fail to attract and retain our executive officers.

Our success depends, in part, upon the continuing contributions of our executive officers, however, there is no guarantee that they will not leave. Some of our executive officers have employments arrangements. We do not have a direct employment arrangement with our CEO and certain of our other executive officers have at-will employment letters. Our CEO and each of our executive officers who have at-will employment letters have elected to participate in the Warner Music Group Corp. Senior Management Cash Flow Plan, and the at-will employment letters were a condition to their participation in the Plan. The loss of the services of any of our executive officers or the failure to attract other executive officers could have a material adverse effect on our business or our business prospects. Our Executive Vice President and Chief Financial Officer, Brian Roberts, has decided that he will be leaving WMG in order to take on new opportunities. He is currently expected to remain in his role until the end of our fiscal year in order to oversee the completion of key projects and ensure a smooth transition once a replacement is found.

A significant portion of our Music Publishing revenues is subject to rate regulation either by government entities or by local third-party collection societies throughout the world and rates on other income streams may be set by governmental proceedings, which may limit our profitability.

Mechanical royalties and performance royalties are the two largest sources of income to our Music Publishing business and mechanical royalties are a significant expense to our Recorded Music business. In the United States, mechanical royalty rates are set pursuant to an administrative rate-setting process under the U.S. Copyright Act, unless rates are determined through voluntary industry negotiations, and performance royalty rates are set by performing rights societies and subject to challenge by performing rights licensees. Mechanical royalties are paid at a penny rate of 9.1 cents per song per unit in the United States for physical formats (e.g., CDs and vinyl albums) and permanent digital downloads (recordings in excess of five minutes attract a higher rate) and 24 cents for ringtones. Outside the United States, mechanical and performance royalty rates are typically negotiated on an industry-wide basis. In most territories outside the United States, mechanical royalties are based on a percentage of wholesale prices for physical product and based on a percentage of consumer prices for digital products. The mechanical and performance royalty rates set pursuant to such processes may adversely affect us by limiting our ability to increase the profitability of our Music Publishing business. If the mechanical royalty rates are set too high it may also adversely affect us by limiting our ability to increase the profitability of our Recorded Music business. In addition, rates our Recorded Music business receives in the United States for, among other sources of income and potential income, webcasting and satellite radio are set by an administrative process under the U.S. Copyright Act unless rates are determined through voluntary industry negotiations. In January 2014, the Copyright Royalty judges announced the commencement of a proceeding to determine the rates and terms for non-interactive webcasting in the United States for the period running from 2016 to 2020. We are unable to predict the outcome of this proceeding, but any reduction in the rates would adversely affect our Recorded Music business. It is important as sales shift from physical to diversified distribution channels that we receive fair value for all of the uses of our intellectual property as our business model now depends upon multiple revenue streams from multiple sources. If the rates for Recorded Music income sources that are established through legally prescribed rate-setting processes are set too low, it could have a material adverse impact on our Recorded Music business or our business prospects.

An impairment in the carrying value of goodwill or other intangible and long-lived assets could negatively affect our operating results and equity.

As of December 31, 2013, we had $1.677 billion of goodwill and $120 million of indefinite-lived intangible assets. Financial Accounting Standards Codification (“ASC”) Topic 350, Intangibles—Goodwill and other (“ASC 350”) requires that we test these assets for impairment annually (or more frequently should indications of impairment arise) by first assessing qualitative factors and then by quantitatively estimating the fair value of each of our reporting units (calculated using a discounted cash flow method) and comparing that value to the reporting units’ carrying value, if necessary. If the carrying value exceeds the fair value, there is a potential impairment and additional testing must be performed. In performing our annual tests and determining whether indications of impairment exist, we consider numerous factors including actual and projected operating results of each reporting unit, external market factors such as market prices for similar assets and trends in the music industry. The Company performed an annual assessment, at July 1, 2013, of the recoverability of its goodwill and indefinite-lived intangibles as of September 30, 2013, noting no instances of impairment. However, future events may occur that could adversely affect the estimated fair value of our reporting units. Such events may include, but are not limited to, strategic decisions made in response to changes in economic and competitive conditions and the impact of the economic environment on our operating results. Failure to achieve sufficient levels of cash flow at our reporting units could also result in impairment charges on goodwill and indefinite-lived intangible assets. If the value of the acquired goodwill or acquired indefinite-lived intangible assets is impaired, our operating results and shareholders’ equity could be adversely affected.

We also had $3.074 billion of definite-lived intangible assets as of December 31, 2013. Financial Accounting Standard Board (“FASB”) ASC Topic 360-10-35, (“ASC 360-10-35”) requires companies to review these assets for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. If similar events occur as enumerated above such that we believe indicators of impairment are present, we would test for recoverability by comparing the carrying value of the asset to the net undiscounted cash flows expected to be generated from the asset. If those net undiscounted cash flows do not exceed the carrying amount, we would perform the next step, which is to determine the fair value of the asset, which could result in an impairment charge. Any impairment charge recorded would negatively affect our operating results and shareholders’ equity.

Unfavorable currency exchange rate fluctuations could adversely affect our results of operations.

The reporting currency for our financial statements is the U.S. dollar. We have substantial assets, liabilities, revenues and costs denominated in currencies other than U.S. dollars. To prepare our consolidated financial statements, we must translate those assets, liabilities, revenues and expenses into U.S. dollars at then-applicable exchange rates. Consequently, increases and decreases in the value of the U.S. dollar versus other currencies will affect the amount of these items in our consolidated financial statements, even if their value has not changed in their original currency. These translations could result in significant changes to our results of operations from period to period. Prior to intersegment eliminations, approximately 60% of our revenues related to operations in foreign territories for the fiscal year ended September 30, 2013. From time to time, we enter into foreign exchange contracts to hedge the risk of unfavorable foreign currency exchange rate movements. As of December 31, 2013, we have hedged a portion of our material foreign currency exposures related to royalty payments remitted between our foreign affiliates and our U.S. affiliates through the end of the current fiscal year.

We may not have full control and ability to direct the operations we conduct through joint ventures.

We currently have interests in a number of joint ventures and may in the future enter into further joint ventures as a means of conducting our business. In addition, we structure certain of our relationships with recording artists and songwriters as joint ventures. We may not be able to fully control the operations and the assets of our joint ventures, and we may not be able to make major decisions or may not be able to take timely actions with respect to our joint ventures unless our joint venture partners agree.

The enactment of legislation limiting the terms by which an individual can be bound under a “personal services” contract could impair our ability to retain the services of key artists.

California Labor Code Section 2855 (“Section 2855”) limits the duration of time any individual can be bound under a contract for “personal services” to a maximum of seven years. In 1987, Subsection (b) was added, which provides a limited exception to Section 2855 for recording contracts, creating a damages remedy for record companies. Legislation was introduced in New York in 2009 to create a statute similar to Section 2855 to limit contracts between artists and record companies to a term of seven years which term could be reduced to three years if the artist was not represented in the negotiation and execution of such contracts by qualified counsel experienced with entertainment industry law and practices. Such legislation could result in certain of our existing contracts with artists being declared unenforceable, or may restrict the terms under which we enter into contracts with artists in the future, either of which could adversely affect our results of operations. There is no assurance that California will not introduce legislation in the future seeking to repeal Subsection (b). The repeal of Subsection (b) and/or the passage of legislation similar to Section 2855 by other states could materially affect our results of operations and financial position.

We face a potential loss of catalog to the extent that our recording artists have a right to recapture rights in their recordings under the U.S. Copyright Act.

The U.S. Copyright Act provides authors (or their heirs) a right to terminate U.S. licenses or assignments of rights in their copyrighted works in certain circumstances. This right does not apply to works that are “works made for hire.” Since the effective date of U.S. federal copyright protection for sound recordings (February 15, 1972), virtually all of our agreements with recording artists provide that such recording artists render services under a work-made-for-hire relationship. A termination right exists under the U.S. Copyright Act for U.S. rights in musical compositions that are not “works made for hire.” If any of our commercially available sound recordings were determined not to be “works made for hire,” then the recording artists (or their heirs) could have the right to terminate the U.S. federal copyright rights they granted to us, generally during a five-year period starting at the end of 35 years from the date of release of a recording under a post-1977 license or assignment (or, in the case of a pre-1978 grant in a pre-1978 recording, generally during a five-year period starting at the end of 56 years from the date of copyright). A termination of U.S. federal copyright rights could have an adverse effect on our Recorded Music business. From time to time, authors (or their heirs) have the opportunity to terminate our U.S. rights in musical compositions. However, we believe the effect of any potential termination is already reflected in the financial results of our Music Publishing business.

If we acquire, combine with or invest in other businesses, we will face certain risks inherent in such transactions.

We have in the past considered and will continue, from time to time, to consider, opportunistic strategic transactions, which could involve acquisitions, combinations or dispositions of businesses or assets, or strategic alliances or joint ventures with companies engaged in businesses that are similar or complementary to ours. Any such strategic combination could be material, be difficult to implement, disrupt our business or change our business profile significantly.

Any future strategic transaction could involve numerous risks, including:

•	potential disruption of our ongoing business and distraction of management;

•	potential loss of recording artists or songwriters from our rosters;

•	difficulty integrating the acquired businesses or segregating assets to be disposed of;

•	exposure to unknown and/or contingent or other liabilities, including litigation arising in connection with the acquisition, disposition and/or against any businesses we may acquire;

•	reputational or other damages to our business as a result of a failure to consummate such a transaction for, among other reasons, failure to gain anti-trust approval; and

•	changing our business profile in ways that could have unintended consequences.

If we enter into significant strategic transactions in the future, related accounting charges may affect our financial condition and results of operations, particularly in the case of any acquisitions. In addition, the financing of any significant acquisition may result in changes in our capital structure, including the incurrence of additional indebtedness. Conversely, any material disposition could reduce our indebtedness or require the amendment or refinancing of our outstanding indebtedness or a portion thereof. We may not be successful in addressing these risks or any other problems encountered in connection with any strategic transactions. We cannot assure you that if we make any future acquisitions, investments, strategic alliances or joint ventures or enter into any business combination that they will be completed in a timely manner, or at all, that they will be structured or financed in a way that will enhance our creditworthiness or that they will meet our strategic objectives or otherwise be successful. We also may not be successful in implementing appropriate operational, financial and management systems and controls to achieve the benefits expected to result from these transactions. Failure to effectively manage any of these transactions could result in material increases in costs or reductions in expected revenues, or both. In addition, if any new business in which we invest or which we attempt to develop does not progress as planned, we may not recover the funds and resources we have expended and this could have a negative impact on our businesses or our company as a whole.

While we have completed our recent acquisition of PLG and we have begun to integrate PLG into our operations, the PLG Acquisition still presents many of the risks related to acquisitions described above. We continue to integrate PLG into our business and the associated integration costs and our investments in PLG have been higher than we anticipated at the time of the PLG Acquisition, primarily as a result of unexpected delays in completing integration in certain jurisdictions. In addition, certain key PLG releases will be delayed to late fiscal 2014 or to fiscal 2015, which will adversely impact our revenues and results of operations for fiscal 2014.

We have outsourced our information technology infrastructure and certain finance and accounting functions and may outsource other back-office functions, which will make us more dependent upon third parties.

In an effort to make our information technology, or IT, more efficient and increase our IT capabilities and reduce potential disruptions, as well as generate cost savings, we signed a contract during fiscal year 2009 with a third-party service provider to outsource a significant portion of our IT infrastructure functions. This outsourcing initiative was a component of our ongoing strategy to monitor our costs and to seek additional cost savings. As a result, we rely on third parties to ensure that our IT needs are sufficiently met. This reliance subjects us to risks arising from the loss of control over IT processes, changes in pricing that may affect our operating results, and potentially, termination of provisions of these services by our supplier. In addition, in an effort to make our finance and accounting functions more efficient, as well as generate cost savings, we signed a contract during fiscal year 2009 with a third-party service provider to outsource certain finance and accounting functions. A failure of our service providers to perform services in a satisfactory manner may have a significant adverse effect on our business. We may outsource other back-office functions in the future, which would increase our reliance on third parties.

Additionally, we are currently in the process of implementing substantial changes to our IT system. We may not be able to successfully implement these systems in an effective manner. In addition, we may incur significant increases in costs and encounter extensive delays in the implementation and rollout of our new IT system. If there are technological impediments, unforeseen complications, errors or breakdowns in implementing this new core operating system or if this new core operating system does not meet the requirements of our customers, our business, financial condition, results of operations or customer perceptions may be adversely affected.

We have engaged in substantial restructuring activities in the past, and may need to implement further restructurings in the future and our restructuring efforts may not be successful or generate expected cost savings.

The recorded music industry continues to undergo substantial change. These changes continue to have a substantial impact on our business. See “—The recorded music industry has been declining and may continue to decline, which may adversely affect our prospects and our results of operations.” Following the 2004 acquisition of substantially all of the interests of the recorded music and music publishing business of Time Warner, we implemented a broad restructuring plan in order to adapt our cost structure to the changing economics of the music industry. Since then, we have continued to shift resources from our physical sales channels to efforts focused on digital distribution, emerging technologies and other new revenue streams. In addition, in order to help mitigate the effects of the recorded music transition, we continue our efforts to reduce overhead and manage our variable and fixed-cost structure to minimize any impact. In addition, as PLG has meaningful operational overlap with our existing business, we currently believe there are potential cost savings and other synergies of approximately $70 million available in connection with the PLG Acquisition. However, there can be no assurances that these cost savings and other synergies will be achieved in full.

We cannot be certain that we will not be required to implement further restructuring activities, make additions or other changes to our management or workforce based on other cost reduction measures or changes in the markets and industry in which we compete. Our inability to structure our operations based on evolving market conditions could impact our business. Restructuring activities can create unanticipated consequences and negative impacts on the business, and we cannot be sure that any future restructuring efforts will be successful or generate expected cost savings.

Access, which indirectly owns all of our outstanding capital stock, controls our company and may have conflicts of interest with the holders of our debt or us in the future. Access may also enter into, or cause us to enter into, strategic transactions that could change the nature or structure of our business, capital structure or credit profile.

As a result of the Merger, affiliates of Access indirectly own all of our common stock, and the actions that Access undertakes as our sole ultimate shareholder may differ from or adversely affect the interests of debt holders. Because Access ultimately controls our voting shares and those of all of our subsidiaries, it has the power, among other things, to affect our legal and capital structure and our day-to-day operations, as well as to elect our directors and those of our subsidiaries, to change our management and to approve any other changes to our operations. In addition, Access sets the compensation for Stephen Cooper, our CEO, pursuant to an arrangement between Mr. Cooper and Access, and we reimburse Access for any compensation paid to Mr. Cooper pursuant to the Management Agreement. Access also provides us with financial, investment banking, management, advisory and other services pursuant to the Management Agreement, for which we pay Access a specified annual fee, plus expenses, and a specified transaction fee for certain types of transactions completed by Holdings or one or more of its subsidiaries, plus expenses. Access also has the power to direct us to engage in strategic transactions, with or involving other companies in our industry, including acquisitions, combinations or dispositions, and the acquisition of certain assets that may become available for purchase, and any such transaction could be material. Any such transaction would carry the risks set forth above under “—If we acquire, combine with or invest in other businesses, we will face certain risks inherent in such transactions.”

Additionally, Access is in the business of making investments in companies and is actively seeking to acquire interests in businesses that operate in our industry and may compete, directly or indirectly, with us. Access may also pursue acquisition opportunities that may be complementary to our business, which could have the effect of making such acquisition opportunities unavailable to us. Access could elect to cause us to enter into business combinations or other transactions with any business or businesses in our industry that Access may acquire or control, or we could become part of a group of companies organized under the ultimate common control of Access that may be operated in a manner different from the manner in which we have historically operated. Any such business combination transaction could require that we or such group of companies incur additional indebtedness, and could also require us or any acquired business to make divestitures of assets necessary or desirable to obtain regulatory approval for such transaction. The amounts of such additional indebtedness, and the size of any such divestitures, could be material. Access may also from time to time purchase outstanding debt securities that we issued, and could also subsequently sell any such debt securities. Any such purchase or sale may affect the value of, trading price or liquidity of our debt securities.

Finally, because neither we nor our parent company have any securities listed on a securities exchange, we are not subject to certain of the corporate governance requirements of any securities exchange, including any requirement to have any independent directors.

Our reliance on one company as the primary supplier for the manufacturing, packaging and physical distribution of our products in the United States and Canada and part of Europe could have an adverse impact on our ability to meet our manufacturing, packaging and physical distribution requirements.

Cinram International Inc. (collectively, with its affiliates and subsidiaries, “Cinram”) has been our primary supplier for the manufacturing, packaging and physical distribution of our products in the United States and Canada and portions of Europe. In April 2012, in connection with its earnings report, Cinram described certain events and conditions that indicated the existence of a material uncertainty that may have cast significant doubt about Cinram’s ability to continue as a going concern, including the breach of certain of the financial covenants in its senior credit agreements. Subsequently, Cinram sold its core business in North America and Europe to the Najafi Companies. Cinram continues to provide us with manufacturing, packaging and physical distribution services. However, any future inability of Cinram to provide services due to financial distress, refinancing issues or otherwise could require us to switch to substitute suppliers of these services. As Cinram continues to be our primary supplier of manufacturing and distribution services in the United States, Canada and portions of Europe, our continued ability to meet our manufacturing, packaging and physical distribution requirements in those territories depends largely on Cinram’s continued successful operation in accordance with the service level requirements mandated by us in our service agreements. If, for any reason, Cinram were to fail to meet contractually required service levels, or were unable to otherwise continue to provide services, we may have difficulty satisfying our commitments to our wholesale and retail customers in the short term until we more fully transitioned to an alternate provider, which could have an adverse impact on our revenues.

Evolving regulations concerning data privacy may result in increased regulation and different industry standards, which could increase the costs of operations or limit our activities.

We engage in a wide array of online activities and are thus subject to a broad range of related laws and regulations including, for example, those relating to privacy, consumer protection, data retention and data protection, online behavioral advertising, geo-location tracking, text messaging, e-mail advertising, mobile advertising, content regulation, defamation, age verification, the protection of children online, social media and other Internet, mobile and online-related prohibitions and restrictions. The regulatory framework for privacy and data security issues worldwide has become increasingly burdensome and complex, and is likely to continue to be so for the foreseeable future. Practices regarding the collection, use, storage, transmission, security and disclosure of personal information by companies operating over the Internet and mobile platforms are receiving ever-increasing public scrutiny. The U.S. government, including Congress, the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for even greater regulation for the collection of information concerning consumer behavior on the Internet and mobile platforms, including regulation aimed at restricting certain targeted advertising practices, the use of location data and disclosures of privacy practices in the online and mobile environments, including with respect to online and mobile applications State governments are engaged in similar legislative and regulatory activities. In addition, the European Union is in the process of proposing reforms to its existing data protection legal framework, which are likely to result in a greater compliance burden for companies with consumers in Europe. Globally, many government and consumer agencies have also called for new regulation and changes in industry practices with respect to information collected from consumers.

In October 2012, one of our subsidiaries entered into a consent agreement to settle certain Federal Trade Commission charges that it violated the Children’s Online Privacy Protection Act (“COPPA”) by improperly collecting personal information from children under 13 without their parents’ verifiable consent. While our subsidiary neither admitted nor denied the agency’s allegations, the settlement imposed a $1 million civil penalty, barred future violations of COPPA, and required that our subsidiary delete information allegedly collected in violation of COPPA, among other requirements.

The Federal Trade Commission adopted certain revisions to its rule promulgated pursuant to COPPA, effective as of July 1, 2013, that may impose greater compliance burdens on us. COPPA imposes a number of obligations, such as obtaining verifiable parental permission, on operators of websites, apps and other online services to the extent they collect certain information from children who are under 13 years of age. The changes broaden the applicability of COPPA, including by expanding the definition of “personal information” subject to the rule’s parental consent and other obligations.

In addition, our business, including our ability to operate and expand internationally, could be adversely affected if laws or regulations are adopted, interpreted, or implemented in a manner that is inconsistent with our current business practices and that require changes to these practices. Therefore, our business could be harmed by any significant change to applicable laws, regulations or industry practices regarding the collection, use or disclosure of customer data, or regarding the manner in which the express or implied consent of consumers for such collection, use and disclosure is obtained. Such changes may require us to modify our operations, possibly in a material manner, and may limit our ability to develop new products, services, mechanisms, platforms and features that make use of data regarding our customers and potential customers.

If we or our service providers do not maintain the security of information relating to our customers, employees and vendors, security information breaches through cyber security attacks or otherwise could damage our reputation with customers, employees and vendors, and we could incur substantial additional costs and become subject to litigation. Moreover, even if we or our service providers maintain such security, such breaches remain a possibility due to the fact that no data security system is immune from attacks or other incidents.

We receive certain personal information about our customers and potential customers, and we also receive personal information concerning our employees, artists and vendors. In addition, our online operations depend upon the secure transmission of confidential information over public networks. We maintain security measures with respect to such information, but despite these measures, we may be vulnerable to security breaches by computer hackers and others that attempt to penetrate the security measures that we have in place. A compromise of our security systems (through cyber-attacks or otherwise which are rapidly evolving and sophisticated) that results in personal information being obtained by unauthorized persons could adversely affect our reputation with our customers, potential customers, employees, artists and vendors, as well as our operations, results of operations, financial condition and liquidity, and could result in litigation against us or the imposition of governmental penalties. In addition, a security breach could require that we expend significant additional resources related to our information security systems and could result in a disruption of our operations.

We increasingly rely on third-party data storage providers, including cloud storage solution providers, resulting in less direct control over our data. Such third parties may also be vulnerable to security breaches and compromised security systems, which could adversely affect our reputation.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

The following unaudited pro forma condensed combined statement of operations is based on the historical financial statements of Warner Music Group Corp. (the “Company”) and Parlophone Label Group (“PLG”) and present the Company’s pro forma results of operations resulting from the Company’s acquisition of PLG (the “PLG Acquisition”) and the related financing and other transactions related to such PLG Acquisition (collectively, the “PLG Transactions”). The accompanying pro forma condensed combined statement of operations reflects adjustments to the Company’s historical financial data to give effect to the PLG Transactions as if they had occurred on October 1, 2012 for the pro forma condensed combined statements of operations. This document does not include a pro forma condensed combined balance sheet as of December 31, 2013 as the PLG Transactions have already been reflected in the balance sheet of the Company as of such date. Similarly, this document does not include a pro forma condensed combined statement of operations for the three-month period ended December 31, 2013 as the Company’s historical statement of operations for such period reflects the PLG Transactions for the entirety of such period.

The unaudited pro forma condensed combined statement of operations presented below is derived from the historical consolidated financial statements of the Company and historical combined carve-out financial statements of PLG. The historical consolidated financial statements of the Company are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The historical combined carve-out financial statements of PLG incorporated by reference in this document are presented in British Pounds Sterling and have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

As described in the accompanying notes, the unaudited pro forma condensed combined statement of operations has been prepared using the acquisition method of accounting and the regulations of the Securities and Exchange Commission. The historical statement of operations has been adjusted in the unaudited pro forma condensed combined statement of operations to give effect to pro forma events that are (i) directly attributable to the PLG Transactions; (ii) factually supportable; and (iii) expected to have a continuing impact on the Company’s combined results. The unaudited pro forma condensed combined statements of operations exclude non-recurring items, which are directly related to the PLG Transactions. Additionally, certain pro forma adjustments have been made to the historical combined carve-out financial statements of PLG in order to (i) convert them to U.S. GAAP; (ii) conform their accounting policies to those applied by the Company; (iii) present them in U.S. dollars; (iv) align accounting periods; and (v) eliminate revenue and expenses of PLG repertoire distributed outside of the PLG acquired territories prior to the PLG Acquisition, international licensing agreements that have been terminated as a result of the PLG Acquisition and excluded assets not acquired by the Company.

As a result, under the acquisition method of accounting, the total estimated acquisition consideration, calculated as described in Note 3 to this unaudited pro forma condensed combined statement of operations, has been preliminarily allocated to the net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values with the excess recognized as goodwill. Since this unaudited pro forma condensed combined statement of operations has been prepared based on preliminary estimates of acquisition consideration and fair values attributable to the PLG Acquisition, the actual amounts recorded for the PLG Acquisition will likely differ from the information presented and any differences may be material. The estimation and allocation of acquisition consideration is subject to change pending further review of the fair value of the assets acquired and liabilities assumed. A final determination of fair values will be based on the actual net tangible and intangible assets and liabilities of PLG on the closing date of the PLG Transactions (July 1, 2013) once the final review of the fair values is completed.

The unaudited pro forma condensed combined statement of operations does not reflect the realization of any expected cost savings and other synergies from the PLG Transactions as a result of restructuring activities and other cost-savings initiatives planned subsequent to the completion of the PLG Transactions. Although management believes such cost savings will be realized following the PLG Transactions, there can be no assurance that these cost savings will be achieved in full or at all. In addition, the unaudited pro forma condensed combined statement of operations does not reflect restructuring charges associated and expected to be incurred in connection with any such expected cost savings. Such charges will be expensed in the appropriate accounting periods following the completion of the PLG Acquisition. The acquired PLG entities (“PLG entities”) have historically relied on other entities formerly within EMI Music that were not acquired by the Company as part of the PLG Acquisition (“non-PLG entities”) for the distribution of PLG repertoire outside the PLG acquired territories. Consequently, sales of PLG repertoire outside of PLG acquired territories are not included in the PLG results for the nine months ended June 30, 2013 as they were realized by non-PLG entities and the intercompany royalty income recognized by PLG entities for sales outside the PLG acquired territories has been removed through a pro forma adjustment along with the related royalty expense to artists. The Company currently distributes PLG repertoire through its own entities in these non-PLG territories following the PLG Acquisition and thus sales of PLG repertoire in non-PLG territories are included in the Warner Music Group results for the three months ended September 30, 2013; however, there can be no assurance that the Company will recognize income from the exploitation of the PLG repertoire previously sold by non-PLG entities equal to that recognized by PLG.

The unaudited pro forma condensed combined statement of operations is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations of the Company would have been had the PLG Transactions occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations.

WARNER MUSIC GROUP

Unaudited Pro Forma Condensed Combined Statement of Operations

FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2013

(in millions)

	For the twelve months ended September 30, 2013	For the nine months ended June 30, 2013					For the twelve months ended September 30, 2013
	5(a)
	Warner Music Group	Parlophone Label Group (see footnote 4)	Combined	Pro Forma Adjustments	Note		Warner Music Group Pro Forma
Revenues	2,871	145	3,016	—			3,016
Costs and expenses:			—
Cost of revenues	(1,499)	(80)	(1,579)	—			(1,579)
Selling, general and administrative expenses	(1,090)	(68)	(1,158)	75	5	(b)	(1,083)
Amortization of intangible assets	(207)	—	(207)	(48)	5	(c)	(255)

Total costs and expenses	(2,796)	(149)	(2,945)	27			(2,918)

Operating income (loss)	75	(4)	71	27			98
Loss on extinguishment of debt	(85)	—	(85)	—			(85)
Interest (expense) income, net	(203)	—	(203)	(15)	5	(d)	(218)
Other expense, net	(12)	—	(12)	—			(12)

(Loss) income before income taxes	(225)	(4)	(229)	12			(217)
Income tax expense	31	—	31	12	5	(c)	43

Net (loss) income	(194)	(4)	(198)	24			(174)
Less: (income) loss attributable to noncontrolling interests	(4)	—	(4)	—			(4)

Net (loss) income attributable to Warner Music Group	(198)	(4)	(202)	24			(178)

See the accompanying notes to the unaudited pro forma condensed combined statement of operations.

WARNER MUSIC GROUP

Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations

1. Description of the PLG Acquisition

On February 6, 2013, the Company signed a definitive agreement to acquire PLG from Universal, a division of Vivendi, for £487 million in an all-cash transaction pursuant to the Share Sale and Purchase Agreement, dated as of February 6, 2013 (the “Agreement”) by and among Warner Music Holdings Limited, an English company and wholly-owned subsidiary of the Company (“WM Holdings UK”), certain related entities identified in the Agreement (such entities, together with WM Holdings UK, the “Buyers”), WMG Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“WMG Acquisition”), as Buyers’ Guarantor, and EGH1 BV, a Dutch company, EMI Group Holdings BV, a Dutch company, and Delta Holdings BV, a Dutch company, as Sellers (as defined therein) (collectively, the “PLG Sellers”), and Universal International Music BV, a Dutch company, as Sellers’ Guarantor (as defined therein), pursuant to which the PLG Sellers agreed to sell, and the Buyers agreed to buy, the outstanding shares of capital stock of PLG Holdco Limited, an English company (“PLG Holdco”) and certain related entities identified in the Agreement.

On June 28, 2013, the parties to the Agreement entered into a Deed of Variation, resulting in an Amended and Restated Share Sale and Purchase Agreement (the “Amended Agreement”). The Amended Agreement provided for, among other amendments, a revision to the definition of “Aggregate Payments” to increase this amount from the consideration paid for the outstanding shares of capital stock in PLG Holdco and certain related entities identified in the Amended Agreement to an amount that reflects the entire purchase price. The adjustment to this definition results in a greater potential cap on liability for the PLG Sellers in connection with certain claims that may be brought under the Amended Agreement. On July 1, 2013 the Company completed the PLG Acquisition.

On May 9, 2013, WMG Acquisition entered into an amendment to the credit agreement (the “Term Loan Credit Agreement”) among WMG Acquisition, WMG Holdings Corp., the subsidiaries of WMG Acquisition party thereto, Credit Suisse AG, as administrative agent, and the other financial institutions and lenders from time to time party thereto (the “Term Loan Credit Agreement Amendment”), providing for a $820 million senior secured incremental term loan facility (the “Incremental Term Loan Facility”). On July 1, 2013, WMG Acquisition drew down the $820 million Incremental Term Loan Facility to consummate the PLG Transactions, to pay fees, costs and expenses related to the PLG Transactions and for general corporate purposes of WMG Acquisition and its subsidiaries. In conjunction with the PLG Transactions, the Company also repaid $103 million related to the Company’s existing term loan and the Term Loan Credit Agreement Amendment repriced the interest rate for the term loan resulting in annual savings of $13 million. In addition, the Term Loan Credit Agreement Amendment reduced the annual amortization amount to 1.00% of the principal amount, resulting in annual cash savings of $25 million.

2. Basis of Presentation

The historical consolidated financial statements of the Company are presented in U.S. dollars and have been prepared in accordance with U.S. GAAP. The historical combined carve-out financial statements of PLG are presented in British pounds sterling and have been prepared in accordance with IFRS. The unaudited pro forma condensed combined statement of operations for the twelve months ended September 30, 2013, reflects adjustments to the Company’s historical financial data to give effect to the PLG Transactions as if they had occurred on October 1, 2012.

The historical statement of operations has been adjusted in the unaudited pro forma condensed Combined Financial Statements to give effect to pro forma events that are (i) directly attributable to the PLG Transactions; (ii) factually supportable; and (iii) expected to have a continuing impact on the Company’s combined results. The unaudited pro forma condensed combined statements of operations exclude non-recurring items, which are directly related to the PLG Transactions. Additionally, certain pro forma adjustments have been made to the historical combined carve-out financial statements of PLG in order to (i) convert them to U.S. GAAP; (ii) conform their accounting policies to those applied by the Company; (iii) present them in U.S. dollars; (iv) align accounting periods; and (v) eliminate revenue and expenses of PLG repertoire distributed outside of the PLG acquired territories prior to the PLG Acquisition, international licensing agreements that have been terminated as a result of the PLG Acquisition and excluded assets not acquired by the Company.

The unaudited pro forma condensed combined statement of operations does not reflect the realization of any expected cost savings and other synergies from the PLG Transactions as a result of restructuring activities and other cost-savings initiatives planned subsequent to the completion of the PLG Acquisition. Although the Company’s management believes such cost savings and other synergies will be realized following the PLG Acquisition, there can be no assurance that these cost savings or other synergies will be achieved in full or at all. In addition, the unaudited pro forma condensed combined statement of operations does not reflect the estimated restructuring charges contemplated in association with any such expected cost savings. Such charges will be expensed in the appropriate accounting periods following the completion of the PLG Acquisition. The acquired PLG entities have historically relied on non-PLG entities for the distribution of PLG repertoire outside the PLG acquired territories. Consequently, sales of PLG repertoire outside of PLG acquired territories are not included in the PLG results for the nine months ended June 30, 2013 as they were realized by non-PLG entities and the intercompany royalty income recognized by PLG entities for sales outside the PLG acquired territories has been removed through a pro forma adjustment along with the related royalty expense to artists. The Company currently distributes PLG repertoire through its own entities in these non-PLG territories following the PLG Acquisition and thus sales of PLG repertoire in non-PLG territories are included in the Company results for the three months ended September 30, 2013; however, there can be no assurance that the Company will recognize income from the exploitation of the PLG repertoire previously sold by non-PLG entities equal to that historically recognized by PLG.

The PLG Acquisition has been accounted for in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 805, Business Combinations, using the acquisition method of accounting. The assets and liabilities of PLG, including identifiable intangible assets, have been measured using preliminary estimates based on assumptions that management believes are reasonable and are consistent with the information currently available. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. The use of different estimates and judgments could yield materially different results.

3. Estimate of Acquisition Consideration

The following is a preliminary estimate of the PLG Acquisition consideration as it relates to the acquisition of PLG by the Buyers. Such amounts will be pushed down to PLG as part of the purchase price allocation.

(in millions)
Purchase Price	£ 487
Preliminary Purchase Price Adjustment	13

Adjusted Purchase Price	£500
Foreign Exchange Rate at July 1, 2013	1.53

Adjusted Purchase Price in U.S. dollars	$765

The excess of the purchase price (as described above), over the fair value of net assets, including the amount assigned to identifiable intangible assets, has been allocated to goodwill. The purchase price allocation as included in the pro forma condensed combined statement of operations is preliminary and is subject to the final purchase consideration and the final valuation. This could result in material adjustment to the amounts included herein. The preliminary estimate of the net assets acquired and liabilities assumed as part of the PLG Acquisition is as follows:

(in millions)
Fair Value of assets acquired and liabilities assumed:
Cash	$46
Accounts receivable	80
Other current assets	8
Property, plant and equipment	39
Intangible assets	764
Accounts payable	(83)
Royalties payable	(147)
Other current liabilities	(21)
Deferred revenue	(25)
Deferred tax liabilities	(139)
Other noncurrent liabilities	(27)

Fair Value of Net Assets Acquired	495
Goodwill Recorded	270

Purchase Price to be allocated	$765

4. Presentation of Parlophone Label Group Combined Statement of Operations (unaudited)

The combined carve-out financial statements of PLG incorporated in this document by reference are presented in British Pounds Sterling and have been prepared in accordance with IFRS. Accordingly, certain adjustments have been made in order to (i) convert them to U.S. GAAP; (ii) conform their accounting and presentation policies to those applied by the Company; (iii) present them in U.S. dollars; (iv) align accounting periods; and (v) eliminate revenue and expenses related to international licensing agreements that have been terminated as a result of the PLG Acquisition and excluded assets not acquired by the Company.

The tables provided below present the adjustments made to present PLG’s combined statement of operations on a U.S. GAAP basis and to conform its presentation to the Company’s accounting policies. The combined statement of operations of PLG also has been translated from British Pounds Sterling to U.S. dollars based on an average exchange rate for the nine months ended June 30, 2013 of 1.56 British Pounds Sterling to the U.S. dollar.

		Pro Forma Adjustments (in millions)
		For the nine months ended June 30, 2013
		4(a)	4(b)	4(c)	4(d)
	Parlophone Label Group (£)	Remove Excluded Assets (£)	Termination of International Licensing Agreement (£)	International Sales of PLG Repetoire Outside of PLG (£)	Remove Intergroup Interest Income (£)	Align PLG with WMG Policies (£)	Note		Parlophone Label Group (£) Pro Forma	Parlophone Label Group ($) Pro Forma
Revenues	216	(10)	(40)	(74)	—	1	4	(e)	93	145
Costs and expenses:
Cost of revenues	(122)	4	21	50	—	(4)	4	(f)	(52)	(80)
Selling, general and administrative expenses	(42)	(4)	—	—	—	—			(44)	(68)
Net profit on disposal	166	(166)	—	—	—	—			—	—
Amortization of intangible assets	—	—	—	—	—	—			—	—

Total costs and expenses	4	(166)	21	50	—	(4)			(96)	(149)

Operating income (loss)	220	(176)	(19)	(24)	—	(3)			(2)	(4)
Loss on extinguishment of debt	—	—	—	—	—	—			—	—
Interest income, net	16	—	—	—	(16)	—			—	—
Other income (expense), net	—	—	—	—	—	—			—	—

Income (loss) before income taxes	236	(176)	(19)	(24)	(16)	(3)			(2)	(4)
Income tax (benefit) expense	(39)	21	5	9	4	—			—	—

Net income (loss)	197	(155)	(14)	(15)	(12)	(3)			(2)	(4)
Less: (income) loss attributable to noncontrolling interests	—	—	—	—	—	—			—	—

Net income (loss) attributable to Warner Music Group	197	(155)	(14)	(15)	(12)	(3)			(2)	(4)

(a)	Certain assets, including artist contracts, owned by PLG during the period presented have not been acquired by the Company. These adjustments remove the revenue generated by those assets and corresponding direct expenses. The income generated from selling these assets has been excluded from the statement of operations.
(b)	During the period presented, PLG had the right to sell repertoire owned by non-PLG entities. The rights to this repertoire have been retained by Universal and were not included in the PLG Acquisition. These adjustments remove the revenue generated from exploiting these rights and the corresponding direct expenses.
(c)	During the nine months ended June 30, 2013, non-PLG entities had the right to sell repertoire owned by PLG entities and have paid PLG a royalty in return for exploiting these rights. This adjustment removes the revenue received by PLG from non-PLG entities of £74 million and the corresponding direct expenses incurred for the nine months ended June 30, 2013. However, this income is included in the Warner Music Group results for the three months ended September 30, 2013 as it was earned and expected to continue to be earned on a pro forma basis. The related royalty cost has been calculated based on the average royalty rate for the applicable periods.

(d)	During the periods presented, PLG entities have had interest-bearing funding balances to/from non-PLG entities. These adjustments remove the net interest income earned/foreign exchange gains on these balances.
(e)	This adjustment is to adjust the timing of recognition of material advances to be in accordance with the Company’s policy.
(f)	This adjustment is to expense the signing fee at the time of payment in order to align with the Company’s accounting policies.

5. Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

(a)	The twelve months includes three months of results of operations of PLG from July 1, 2013 through September 30, 2013.

(b)	In conjunction with the PLG Transactions, certain transaction and restructuring expenses (such as termination costs and severance costs to eliminate redundancy) were incurred during the periods presented. This adjustment eliminates these expenses as they are not expected to have a continuing impact on the combined results, and therefore, are not being reflected in the unaudited pro forma condensed combined statement of operations.

(c)	This adjustment reflects the impact of the estimated fair value of the intangible assets acquired amortized over their respective estimated useful lives. The estimates are preliminary and subject to change and therefore could vary materially from the actual adjustment. The total annual amortization expense is estimated to be $63 million per year following the PLG Transactions. These preliminary estimates of fair value and estimated useful life will likely be different from the final purchase accounting, and the difference could have a material impact on the unaudited pro forma condensed combined statement of operations. A 10% to 25% increase/decrease in the valuation of definite-lived intangible assets would cause a corresponding increase/decrease in amortization of $6 to $16 million (or 10% to 25%, respectively) during the first year following the PLG Acquisition.

(d)	This adjustment reflects the increase in interest expense related to the amortization of the deferred financing costs over the remaining term of the related debt ($3 million annually), as well as the expected annual interest payable on the new $820 million debt at a rate equal to the LIBOR rate as defined in the Term Loan Credit Agreement (which shall not be less than 1.00%) plus 2.75% per annum (currently 3.75%) and the accretion of the original issue discount over the expected life of the new debt incurrence. This amount has been decreased by the expected interest expense savings associated with the early repayment of a portion of existing term loan debt described above.